UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act of 1934

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EaglePicher Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

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General Information

     This Information Statement is being furnished in connection with the 2005 Annual Meeting of Shareholders of EaglePicher Holdings, Inc. which will be held by written consent on or about April 30, 2005. The only matters acted upon at the Annual Meeting of Shareholders will be the election of directors and the approval of Deloitte & Touche LLP as our independent auditors for 2004.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     This Information Statement will be provided to common stockholders on or about March 31, 2005.

Directors and Executive Officers

Directors

     Our Board of Directors consists of the following four persons, all of whom will be nominated for election as directors at the Annual Meeting of Shareholders:

     Dr. Pierre J. Everaert, 64, has been a Director since December 2002. Dr. Everaert is currently Chairman of Interbrew SA, and previously has been Vice Chairman and Executive Vice President of Philips Electronics NV. Dr. Everaert also serves on the Boards of Interbrew SA, Banque Paribas PAI group and Baltic Investment BV. Dr. Everaert was formerly professor of corporate governance at The Vleerick School of Management of the University of Gent-Leuren in Belgium from 1995 to 2001.

     Mr. Bert Iedema, 44, has been a Director since September 2001 and our Chief Executive Officer since March 2005. He also served as Senior Vice President and Chief Financial Officer of the Company in an interim capacity from October 2001 until February 2002. Mr. Iedema has been Executive Vice President and Chief Financial Officer of Granaria Holdings B.V. since September 2000 and Managing Director and Chief Executive Officer from May 2003. Mr. Iedema had previously been employed as the Chief Financial Officer of SSM Coal B.V. in The Netherlands from 1996 until August 2000. Mr. Iedema also serves on the Boards of Landinvest N.V. and Revival, Recovery Investment Advisors B.V. Mr. Iedema is also a certified public accountant in The Netherlands.

     Dr. Joel P. Wyler, 55, has been a Director and Chairman of the Board since we were formed in December 1997. Dr. Wyler has been a director and Chairman of Granaria Holdings B.V. since 1982. In the 1980’s Dr. Wyler transformed Granaria from a grain trading company into its current position as a multinational investment and manufacturing company. Dr. Wyler currently serves as a director for a number of companies, and received a royal decoration from Her Majesty the Queen of the Netherlands, as Officer in the Order of Orange Nassau in 2000, and an honorary doctorate from the University of Cincinnati on June 7, 2002. Prior to joining Granaria in 1976, Dr. Wyler held leadership positions in a Swiss international trading company and a hotel investment company.

     Mr. Daniel C. Wyler, 53, has been a Director of the Company since January 1999. Mr. Wyler previously has been a director and Chief Executive Officer of Granaria Holdings B.V. When Granaria sold the international commodity trading activities in 1980, Mr. Wyler left to head this activity for the buyers. From his return in 1988, Mr. Wyler has concentrated in expanding Granaria in new activities such as food processing. Mr. Wyler has held directorships in Dutch and international companies in a wide variety of businesses involved in leisure, food processing, asset management and trading.

     Dr. Joel P. Wyler and Mr. Daniel C. Wyler are brothers.

Compensation Committee

     During fiscal year 2004 our Compensation Committee consisted of Dr. Joel Wyler, and Messrs. Daniel Wyler, Lloyd Cotsen and Bert Iedema. Dr. Wyler is the chairman of the Compensation Committee. The Compensation Committee approves compensation to directors, officers and certain other employees, approves annual targets and payments under our annual incentive compensation program for officers and employees, approves awards of units and payments under our long term bonus program for officers and employees, and approves benefit plans and programs for officers and employees including, but not limited to, pension benefit plans. The Compensation Committee met once on a formal basis during fiscal year 2004 and had informal discussions throughout the year. In the first quarter of 2005, Mr. Iedema resigned from the Compensation Committee when he assumed the duties of our Chief Executive Officer and in the second quarter of 2005 Mr. Cotsen resigned as a director. The Compensation Committee’s report for our fiscal year 2004 is included at the end of this Information Statement.

Audit Committee

     During fiscal year 2004 our Audit Committee consisted of Mr. Iedema, Dr. Everaert and our former director Mr. Cotsen. In the first quarter of 2005, Mr. Iedema resigned from the Audit Committee when has assumed the duties of our Chief Executive Officer and in the second quarter of 2005 Mr. Cotsen resigned as a director. Dr. Everaert is the Chairman of the Audit Committee. The Audit Committee recommends the selection of an outside auditor, discusses the scope of the audit proposed by the outside auditor and discusses our financial statements with management and outside auditors. This discussion typically includes a review of critical accounting policies, the status of significant accounting estimates and judgments, any proposed audit adjustments and any internal control recommendations. The Audit Committee met five times during fiscal year 2004 and has met twice subsequent to the end of fiscal year 2004 and has met on an informal basis throughout the year. The Audit Committee’s report on our fiscal year 2004 financial statements is included at the end of this Information Statement. Because we do not have a class of securities listed on a national securities exchange or national securities association, Section 301 of the Sarbanes-Oxley Act regarding public company audit committees does not apply to us. However, for informational purposes, Messrs. Cotsen and Everaert would qualify as “independent” under Section 301 of Sarbanes-Oxley and the SEC’s Rule “Standards Relating to Listed Company Audit Committees.”

Other Executive Officers

     In addition to Mr. Iedema, our Chief Executive Officer, the following individuals are our executive officers:

     Robert S. Baxter (Age 53) – Vice President and Chief Information Officer. Mr. Baxter has been Vice President and Chief Information Officer since March 24, 2003. Prior to joining us, Mr. Baxter held a variety of positions at Honeywell International, including Automation and Controls Solutions IT integration leader, VP and CIO – Industrial Controls, Vice President – Customer Logistics and Vice President – Services.

     David G. Krall (Age 43) – Senior Vice President, General Counsel and Secretary. Mr. Krall has been Senior Vice President, General Counsel and Secretary since November 2000. He had been Vice President, General Counsel and Secretary since he joined us in June 1998. Prior to that time, he had been with Taft, Stettinius & Hollister LLP, a legal firm based in Cincinnati, Ohio since 1986 and had been a partner there since 1995.

     Gerald Mills (Age 53) – Senior Vice President of Human Resources. Mr. Mills has been Senior Vice President of Human Resources since April 2002. Prior to joining us, he spent 27 years at Owens Corning Corporation, where he was most recently Vice President, Human Resources of the Composite Systems Business from 1995-2002.

     Thomas R. Pilholski (Age 49) – Senior Vice President and Chief Financial Officer. Mr. Pilholski has been Senior Vice President and Chief Financial Officer since February 2002. Prior to joining us, he was employed by Honeywell Corporation (formerly Allied Signal Inc.) as a General Auditor from June 1998 until August 2001, and as Vice President – Chief Financial Officer for Honeywell Consumer Products Group from August 2001 until January 2002. Mr. Pilholski had previously been employed as Senior Vice President and Chief Financial Officer of Inamed Corporation from November 1997 until March 1998, and as Vice President and Chief Financial Officer of the Zimmer Orthopedic Implant Division of Zimmer, Inc., a subsidiary of Bristol-Myers Squibb Co. Mr. Pilholski is also a certified public accountant.

     Tom B. Scherpenberg (Age 45) – Vice President and Treasurer. Mr. Scherpenberg has been Vice President and Treasurer since November 2000. Prior to that time, he had been with Provident Financial Group as Vice President of Credit Administration from February 2000 until November 2000, and as Vice President of Commercial Lending from September 1993 until May 1999. Mr. Scherpenberg also had been Chief Financial Officer of AEI

Resources, a large coal producer, from May 1999 until November 1999. Mr. Scherpenberg is also a certified public accountant.

     John F. Sullivan (Age 62) – Vice President of Strategic Business Development. Mr. Sullivan has been our Vice President of Strategic Business Development since December 2003. From October 2001 until December 2003, he served as our Vice President and Controller. He had been Vice President – Chief Financial Officer for Honeywell Incorporated’s Friction Materials division from 1999 until May 2001. Mr. Sullivan had previously been employed as Vice President – Operations Controller for KN Energy, Inc. from 1998 until 1999, and Vice President – Global Business Development and Control and Industrial Group Controller for Vickers, Incorporated during the period from 1994 until 1998.

     Brian Swartz (Age 32) – Vice President and Controller. Mr. Swartz has been Vice President and Controller since December 2003. From August 2002 until his appointment as Vice President and Controller, Mr. Swartz was our Director of Corporate Financial Operations. Mr. Swartz was previously employed by Arthur Andersen LLP, with his latest position as an experienced manager, from May 1994 until July 2002. He graduated magna cum laude from the University of Arizona and was a member of the Warren Berger Entrepreneurship Program. Mr. Swartz is also a certified public accountant.

     Stuart B. Gleichenhaus (Age 47) – Chief Development Officer. Mr. Gleichenhaus has been our Chief Development Officer since January 2005. Mr. Gleichenhaus was previously employed as a Managing Director at Ernst & Young Corporate Finance LLC (since renamed Giuliani Capital Advisors LLC) managing their Dallas and Houston offices. He has been in the investment banking field since 1982, serving in a variety of positions for Merrill Lynch Capital Markets, Salomon Brothers Inc. and Banc of America Securities, LLC, principally in New York and Dallas and primarily in originating, structuring and executing a number of leveraged transactions.

Executive Compensation

Summary of Cash and Certain Other Compensation

     The following Summary Compensation Table sets forth the compensation for the fiscal years indicated of our Chief Executive Officer and our four other highest compensated executive officers during fiscal year 2004 (collectively, the “Named Executive Officers”):

Summary Compensation Table

	Fiscal Year	Annual Compensation
	Ended				All Other
Name and Principal Position	(November 30)	Salary ($)	Bonus ($)		Compensation ($)(1)
John H. Weber (2)	2004	692,250	—		78,885
President and Chief Executive Officer	2003	647,917	625,000		99,511
	2002	600,000	600,000		6,100

Thomas R. Pilholski (3)	2004	299,167	10,000		31,118
Senior Vice President and Chief	2003	275,000	145,067	(4)	34,453
Financial Officer	2002	231,875	143,250		500

David G. Krall	2004	258,317	13,000		23,249
Senior Vice President, General	2003	243,900	120,000		30,522
Counsel and Secretary	2002	240,000	137,450		6,100

Gerald Mills (5)	2004	238,700	11,000		28,503
Senior Vice President of Human	2003	220,969	148,000		32,650
Resources	2002	134,256	136,900		350

John F. Sullivan	2004	230,667	7,000		7,295
Vice President – Strategic	2003	219,031	95,000		15,395
Business Development	2002	215,000	75,850		600

(See notes on following page)

(1)	For Fiscal 2004 this column includes the following amounts:

	Company Match	Company Match
	Contributions to	Contributions to
	Qualified	Non-Qualified
	EaglePicher	EaglePicher	Value of Paid	Supplemental
Name of	Salaried 401(k)	Salaried 401(k)	Life Insurance	Executive Pension
Executive Officer	Plan ($)	Plan ($)	Premiums ($)	Contributions	Other ($)
John H. Weber	6,000	14,268	600	64,617	—
Thomas R. Pilholski	—	5,449	600	20,981	4,688
David G. Krall	6,000	1,344	600	19,942	1,963
Gerald Mills	6,000	—	600	18,840	9,663
John F. Sullivan	6,000	—	600	—	7,295

(2)	Mr. Weber resigned from all of his positions effective as of January 26, 2005.

(3)	Mr. Pilholski was named Senior Vice President and Chief Financial Officer effective February 18, 2002.

(4)	Includes $10,067 of a $100,000 bonus awarded in connection with the refinancing of certain of our debt in 2003 that will be paid in installments over 5 years beginning in 2003.

(5)	Mr. Mills was named Senior Vice President of Human Resources effective April 22, 2002.

Long-Term Incentive Plan Awards

     In June 2002, we adopted a “Long-Term Bonus Program”, effective December 1, 2001. This plan provides for the grant of units to certain members of management. Individuals are rewarded based on the growth of a unit’s value over time. The unit value is determined based on a multiple of our annual EBITDA less net debt and preferred stock, as defined and as adjusted for certain items in the agreement. The units vest ratably over three years and can be redeemed by the individuals after the vesting period and up to five years, which is when the units expire. In September 2004, as permitted by the plan document, we allowed participants with vested units as of November 30, 2003 to exercise. The plan has provisions which prevent the exercise of any units which would cause any undue financial stress. The following Long-Term Incentive Plan Awards Table sets forth the units granted to each of the Named Executive Officers above during the fiscal year ended November 30, 2004:

Long-Term Incentive Plan Awards Table

		Performance or	Estimated Future Payouts Under Non-Stock
		other Period Until	Price-Based Plans
	Number	Maturation or	Threshold		Maximum
Name of Executive Officer	of Units	Payout	($ or #)	Target ($)(1)	($ or #)
John H. Weber(2)	150,000	5 years	N/A	—	N/A
David G. Krall	27,950	5 years	N/A	644,527	N/A
Thomas R. Pilholski	34,175	5 years	N/A	788,076	N/A
Gerald Mills	22,200	5 years	N/A	511,932	N/A
John F. Sullivan	10,025	5 years	N/A	231,177	N/A

(1)	Target value represents the projected payout assuming we achieve a 10% year over year EBITDA (as defined in the plan) growth rate and meet our projected net debt (as defined in the plan) targets.

(2)	Mr. Weber resigned from all of his positions effective as of January 26, 2005, and therefore all grants under the LTIP were terminated and Mr. Weber has no right to exercise such units in the future.

     We have adopted a program to pay a bonus to certain executive officers if and when either (a) 90% of the 11 3/4% Cumulative Redeemable Exchangeable Preferred Stock issued by our Parent is redeemed for cash or (b) 90% of the preferred stock (or any other security for which the preferred stock is exchanged) is sold for cash, in either case at a price equal to at least 75% of its liquidation preference, by the persons who owned it on October 15, 2003. As of October 15, 2003, Granaria Holdings, Inc., our parent’s controlling common shareholder, controlled 78% of the preferred stock. The following table sets forth the amount of the bonuses:

Name of Executive Officer	Bonus
Thomas R. Pilholski	$150,000
Gerald T. Mills	$150,000
John F. Sullivan	$100,000
David G. Krall	$50,000

Retirement Benefits

     The Salaried Plan is a non-contributory defined benefit pension plan in which the Named Executive Officers are participants. Prior to January 1, 2004, the Salaried Plan provided benefits after retirement based on the highest average monthly compensation during five consecutive years of the last ten years preceding retirement. In 2004, federal law limited the maximum amount of annual compensation that can be taken into account under the Salaried Plan to $205,000. A percentage, based on years of service, of an employee’s expected Social Security benefit is used as an offset in the formula. The Restoration Plan is a non-contributory nonqualified defined benefit pension plan which, prior to January 1, 2004, provided benefits after retirement based on the highest average monthly compensation during five consecutive years of the last ten years preceding retirement in excess of the federal limit. For purposes of the Salaried Plan and the Restoration Plan, compensation includes base salary and annual incentive payments. These payments are reported in the Summary Compensation Table.

     In December 2002, our board of directors authorized us to change the Salaried Plan and Restoration Plan from final average pay formulas, as described above, to cash-balance formulas effective January 1, 2004. All benefits earned through December 31, 2003 under the final average pay formulas of the Salaried Plan and Restoration Plan will be unchanged. Under the cash balance formula, participants receive annual credits to a cash balance account equal to 4 percent of compensation plus 4 percent of compensation in excess of the Social Security wage base for the year. For 2004, the Social Security wage base was $87,900. In addition, participants may receive transition credits of 0.5% to 3.5% based on their age and benefit service as of January 1, 2004.

     The table below contains the estimated benefits for each of the named officers under the Salaried Plan and the Restoration Plan:

Name of	Estimated Age 65 Qualified Annual	Estimated Age 65 Nonqualified
Executive Officer	Benefit(1)	Restoration Annual Benefit(1)
Thomas R. Pilholski	37,060	44,070
David G. Krall	69,859	64,204
Gerald Mills	29,302	24,661
John F. Sullivan	13,646	4,312

(1)	Cash Balance interest crediting rate equal to 4.5% (an estimate of the future 10 year Treasury rate based on current market rates), cash balance conversion rate equal to 5.0% (an estimate of the future 30 year Treasury rate based on current market rates), conversion mortality based on the GAR94 Unisex Table (the statutory mortality table used for converting lump sums into annuities), total pay rates frozen at 2004 levels and qualified pay caps at $205,000 for 2004, and $210,000 for 2005 and thereafter. Since actual experience will differ from assumed experience, please note that the estimated age 65 benefits may increase or decrease each year. If actual experience differs significantly than the assumed experience we will likely modify our assumptions.

Separation Agreement

     Mr. Weber had an Employment Agreement with the Company’s wholly-owned subsidiary Eagle-Picher Industries, Inc. (“EPI”), which became effective on July 15, 2001, and which was amended and restated on April 9, 2003, pursuant to which he served as President and Chief Executive Officer of EPI from July 12, 2001 until his resignation which was effective as of January 26, 2005. On January 26, 2005, EPI and Mr. Weber entered into a Separation Agreement and General Release whereby Mr. Weber resigned all of his positions with EPI. Pursuant to the terms of the Separation Agreement, EaglePicher agreed to pay Mr. Weber $630,000, to purchase 2,000 shares of EaglePicher Holdings common stock owned by Mr. Weber for $30,000 and to purchase Mr. Weber’s interest in S3I, LLC for $40,000.

Severance Plan

     EPI has adopted a severance plan for executive officers (the “Severance Plan”). Under the terms of the Severance Plan, if a participant is terminated other than for cause, the participant is entitled to:

(a)	continuation of salary (at the then-current base salary) for a period of one year plus one week for each completed year of service, and

(b)	continued group medical and group life insurance benefits for the same period as set forth in (a).

     Benefits will not be paid if a participant voluntarily leaves the employ of EPI or remains employed by EPI following a change of control. Continued insurance benefits will be discontinued if comparable benefits are offered by a new employer.

Compensation of Directors

     Directors who are not employees receive an annual retainer of $50,000, payable quarterly, with no additional fees for attendance or committee membership. Directors who are also employees receive no fees for their services as Directors. Mr. Iedema was appointed without a retainer and has not received director compensation during 2004.

     We have an Incentive Stock Plan for Outside Directors. Under the Plan, non-employee directors who also are directors of EPI may be awarded shares of our Class A Common Stock in lieu of directors’ fees. The right to receive the shares is conditioned on the participant’s execution of a shareholders’ agreement which, among other things, governs the transferability of the shares, and a voting trust agreement under which the shares are held of record and voted by Granaria Holdings B.V. In connection with his becoming a director, our former director Dr. Wendelin Wiedeking was awarded 2,500 shares as of April 12, 1999.

     Joel P. Wyler and Daniel C. Wyler, as members of our and EPI’s Board of Directors, provide services on behalf of Granaria Holdings B.V. All directors’ fees due as a result of their services as Directors are paid to Granaria Holdings B.V.

Voting Securities

     The only class of securities of the Company entitled to act by written consent is the Company’s common stock. As of March 31, 2005, the record date for determining holders of common stock entitled to act by written consent, 1,000,000 shares were outstanding and are entitled to one vote per share.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2005, by each person known to us to beneficially own 5% or more of our outstanding shares of common stock, currently our only voting security and of our directors and executive officers.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage of Shares
Granaria Holdings B.V.(1),(2),(3),(4)	625,001	62.5%

Joel P. Wyler (1),(2),(3),(4)	625,001	62.5%

Daniel C. Wyler (1),(2),(3),(4)	625,001	62.5%

ABN AMRO Participaties B.V. (5)
P.O. Box 283 AA4140
Amsterdam 1000 EA
The Netherlands	374,999	37.5%

Harbourgate B.V.(1),(6)	101,000	10.1%

Thomas R. Pilholski (7)	1,000	*

All Directors and Executive Officers	625,001	62.5%

*	Less than one percent

(1)	Granaria Holdings B.V. is owned indirectly 50.1% by Joel P. Wyler and 49.9% by Daniel C. Wyler. The address for all of such shareholders is Lange Voorhout 16, P.O. Box 233, 2501 CE The Hague, The Netherlands.

(2)	Includes 426,001 shares held by Granaria Industries B.V., which is majority owned by Granaria Holdings B.V. and 101,000 shares held by Harbourgate B.V., which is controlled by Granaria Holdings B.V.

(3)	Includes 8,500 shares held by Granaria Holdings B.V. as voting trustee either for certain members of management or for the Company.

(4)	Includes 11,000 shares held by Dakruiter SA, a Luxembourg corporation, of which Granaria Holdings has the right to direct voting.

(5)	Includes 284,999 shares held by Lange Voorhout Investments B.V., a subsidiary of ABN AMRO Participaties N.V., and 90,000 shares held by Dakruiter SA, a Luxembourg corporation, for which ABN AMRO Participaties N.V., has the right to direct voting.

(6)	Harbourgate B.V. is controlled by Granaria Holdings B.V.

(7)	The address for all of such shareholders is c/o EaglePicher Incorporated, 3402 E. University Dr., Phoenix, Arizona 85034.

Certain Relationships and Related Party Transactions

     We have an advisory and consulting agreement with Granaria Holdings B.V., our controlling common shareholder, pursuant to which we pay Granaria Holdings B.V. an annual management fee of $1.8 million. The agreement terminates on the earlier of February 24, 2008 or the end of the fiscal year in which Granaria Holdings B.V. and its affiliates, in the aggregate, beneficially owns less than 10% of our outstanding common stock. Fees and expenses relating to these services amounted to $2.2 million in 2002, $2.0 million in 2003 and $2.2 million in 2004. We had accrued $0.6 million as of November 30, 2003 and $0.7 million as of November 30, 2004 in Other Accrued Liabilities in the accompanying balance sheet relating to these fees and expenses. Under the terms of a Forbearance Agreement with our lenders, this management fee may continue to accrue but cannot be paid during the term of the Forbearance Agreement.

     During 2002, we paid $0.8 million to a start-up technology manufacturing company for the exclusive right to manufacture the start-up company’s battery technology. During the third quarter of 2003, we converted this exclusive right to manufacture into a 6.0% interest in such start-up company, and invested an additional $0.4 million for an incremental 2.7560% interest. During the fourth quarter of 2004, we changed our method of accounting for this investment from a cost based investment to an equity method investment as required by EITF No. 03-16, “Accounting for Investments in Limited Liability Companies.” As of November 30, 2004, we had $1.8 million recorded in Other Assets, net, in our balance sheet to account for this investment under the equity method of accounting. This amount included $1.0 million for our combined 8.7560% interest as of November 30, 2004, net of equity method losses since the third quarter of 2003, and $0.8 million of advances made in the form of promissory notes. In December 2004, we acquired an incremental 21.1% interest for $2.0 million. Also, in December 2004, we purchased from two founding members 5.0% of their interest in this start-up entity for $0.5 million. As part of executing our December 2004 investment, we acquired control of the start-up entities’ Board of Directors and certain preferential distribution and liquidation rights of this entity. Since we now control and are also now the primary beneficiary of this entity, we will consolidate it in our first quarter financial results ending February 28, 2005 in our Commercial Power Solutions Segment.

     In connection with this investment, an entity affiliated with Granaria Holdings B.V., our controlling common shareholder, invested $3,028,333 (including $105,640 from Mr. Bert Iedema, our chief executive officer and one of our directors) for a 21.6163% interest, Thomas R. Pilholski, our Senior Vice President and Chief Financial Officer invested $306,667 for a 2.1890% interest and David G. Krall, our Senior Vice President and General Counsel, invested $7,667 and received less than 1% interest. In addition, Noel Longuemare, a director of our wholly-owned subsidiary, EaglePicher Technologies, LLC, holds a 2.1343% interest in this start-up company.

     Dakruiter S.A. and Harbourgate B.V., both companies controlled by Granaria Holdings B.V., our controlling common shareholder, had approximately 78% of our preferred stock.

     On March 1, 2005, Granaria Holdings B.V. and ABN AMRO Participaties B.V., which collectively control 100% and beneficially own approximately 84% of our common stock, purchased a $12,187,500 junior participation in our revolving credit facility.

     One of our directors, one of our current officers, and one of our former officers have entered into a voting trust agreement with Granaria Holdings B.V., our controlling common shareholder, pursuant to which Granaria Holdings B.V. is the voting trustee and holder of record of the shares of our common stock that are beneficially owned by these individuals. These individuals also have executed a shareholders agreement, which, among other things, contains transfer restrictions regarding their ability to transfer their beneficial interests in our common stock.

     During 2003, we sold to our controlling common shareholder, Granaria Holdings B.V., Bert Iedema, one of our directors and the chief executive officer of Granaria Holdings B.V., and two of our executive officers the 69,500 shares of common stock held in our Treasury for $13.00 per share, or $0.9 million. In connection with this stock issuance, we reclassified the balance in our Treasury, or $7.2 million, to Additional Paid in Capital in our accompanying balance sheets. During the fourth quarter of 2004, Mr. Iedema sold his shares to Granaria.

Independent Public Accountants

     The following table gives certain fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) the Company’s independent accounting firm for the last two fiscal years:

Fiscal Year Ended	Audit Fees (1)	Audit-Related Fees (2)	Tax Fees	All Other Fees
2004	$1,054,254	$347,722	$638,797	—
2003	$918,501	$282,515	$575,776	—

(1)	Includes fees for international statutory audits.

(2)	Audit-related fees are for services provided in connection with securities offerings, audits of employee benefit plans, and due diligence projects.

     Pursuant to our Audit Committee charter, all audit and nonaudit services provided by our independent auditor are pre-approved by either the full Audit Committee or by one or more designated members of the committee with any such pre-approval reported to the full Audit Committee at its next regularly scheduled meeting. All of the services provided by the Deloitte Entities in fiscal 2004 were pre-approved by the Audit Committee.

Report of the Compensation Committee

     The Compensation Committee’s compensation policies for the Company’s executive officers are as follows.

Base Pay

     Initially, the base salaries of executive officers were determined at the time they joined EaglePicher. At that time, pay was determined based on their previous experience and salary and their expected contribution to the Company in their new role. Our objective is to have base pay at the median of a comparator group of companies for similar positions. In determining salary increases, we look at current pay in relation to market competitiveness and individual contribution as determined by the CEO and the Committee based upon specific quantifiable goals for the year.

Annual Incentive

     The target incentive opportunity for each position is determined by the competitive practice of our comparator companies. Our objective is to have these targets set below the median of these Companies. The funding of the annual incentive plan for this group in 2004 was based on EBITDA, Net Debt reduction and safety performance. Actual corporate results on these measures determined the funding pool for all participants. Each individual has several key goals for the year and the actual individual payment from the pool was based on the individual’s accomplishment of his specified goals.

Long Term Incentives

     The actual unit awards were based upon competitive compensation targets of our comparator companies and the CEO’s and the Committee’s determination of the individual’s expected contribution to longer term value creation. Our objective is to provide greater than median pay for longer term value creation that exceeds the comparator group.

     The base salary of our current CEO and our former CEO was determined at the time they were hired in 2001 and march 2005, respectively, and in each case was based upon previous experience and salary and expected contribution in the new role. Like the other executive officers, the funding for the annual incentive plan was based on EBITDA, Net Debt reduction and safety performance

/s/ Joel P. Wyler	/s/ Daniel C. Wyler

Dr. Joel P. Wyler	Daniel C. Wyler
Compensation Committee Chairman	Compensation Committee Member

March 16, 2005

Report of the Audit Committee

     The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1), and considered the compatibility of nonaudit services with the auditors’ independence.

     The Committee discussed with the Company’s independent auditors the overall scope and plans for its audit. The Committee met with the Company’s independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee approved that the audited financial statements be included in the Annual Report on Form 10-K for the year ended November 30, 2004 for filing with the Securities and Exchange Commission. The Committee and the board have also recommended the selection of the Company’s independent auditors.

     Subsequent to the issuance of this report, Mr. Cotsen resigned from the Board of Directors.

/s/ Pierre J. Everaert

Dr. Pierre J. Everaert
Audit Committee Chairman

February 22, 2005